UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 19, 2016

GARTNER, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-14443	04-3099750
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 10212

56 Top Gallant Road

Stamford, CT 06902-7747

(Address of Principal Executive Offices, including Zip Code)

(203) 316-1111

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On March 19, 2016, Gartner, Inc. (the “Company”) entered into an Amended and Restated Employment Agreement with Eugene A. Hall pursuant to which Mr. Hall will continue to serve as chief executive officer of the Company (the “2016 CEO Agreement”). The 2016 CEO Agreement amends and restates the previous employment agreement with Mr. Hall dated February 1, 2007, as amended and restated on December 31, 2008, and as further amended and restated on April 13, 2011.

The principal changes effected by the 2016 CEO Agreement are as follows:

•	the term of Mr. Hall’s employment agreement has been extended until December 31, 2021;
•	the elements of Mr. Hall’s compensation have been adjusted to reflect, in his employment agreement, current values previously approved by the Compensation Committee of the Board of Directors, as follows:
o	Mr. Hall will receive a base salary of $908,197, subject to further adjustment on an annual basis by the Compensation Committee;
o	Mr. Hall will receive an annual target bonus under the Company’s executive bonus program equal to 105% of his annual base salary. As already provided in his employment agreement, the bonus will be payable based upon achievement of specified Company and individual objectives. The actual bonus paid may be higher or lower than target based upon over- or under- achievement of these objectives, subject to a maximum actual bonus of 200% of base salary; and

o   The target value of Mr. Hall’s annual long-term incentive award will be not less than $9,874,375, less the sum of his base salary and target bonus for the year of grant. As already provided in his employment agreement, this award will be 100% unvested on the date of grant, and vesting will depend upon the achievement of performance goals to be determined by the Compensation Committee.

With the exception of the changes noted above, the 2016 CEO Agreement restates the existing employment arrangement between Mr. Hall and the Company with the exception of other insignificant changes.

 The foregoing description of the changes affected by the 2016 CEO Agreement is not complete and is qualified in its entirety by reference to the Amended and Restated Employment Agreement dated as of March 19, 2016 between Gartner, Inc. and Eugene A. Hall, a copy of which will be filed as an exhibit to Gartner’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 pursuant to Regulation S-K, Item 601(a)(4).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gartner, Inc.

Date: March 24, 2016	By:	/s/ Craig W. Safian
Craig W. Safian Senior Vice President, Chief Financial Officer